Exhibit 12.01

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges:
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees	$(31,569)	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	42	477	809	1,628	413	90
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	58,275	51,514	29,222	18,889	11,391	8,529
Rentals	66	88	87	92	83	81
Total fixed charges	$58,341	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges and distributed income of equity investees	$26,814	$108,539	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	(A)	2.1	(A)	(A)	5.8	2.7

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to combined fixed charges and preferred stock dividends:
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees	$(31,569)	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	42	477	809	1,628	413	90
Preferred stock dividends	437	251	—	—	—	—
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	58,275	51,514	29,222	18,889	11,391	8,529
Rentals	66	88	87	92	83	81
Total fixed charges	$58,341	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges, distributed income of equity investees and dividends on preferred stock	$27,251	$108,790	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	(B)	2.1	(B)	(B)	5.8	2.7

(A)

For the nine months ended September 30, 2018 and the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $31,527, $13,703, and $30,775, respectively, to achieve coverage of 1:1 in those periods.

(B)

For the nine months ended September 30, 2018 and the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $31,090, $13,703, and $30,775, respectively, to achieve coverage of 1:1 in those periods.